                                                                      EXHIBIT 3



                                 Certificate of
                      Actions Taken By William A. Tsacalis
                              on Authority of the
                           Executive Committee of the
                               Board of Directors

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                                February 8, 1994


         The undersigned, on behalf of Chiquita Brands International, Inc. (the "Company"), hereby confirms that the Company is authorized to issue, pursuant to Registration Statement No. 33-51995 of the Company, under the Securities Act of 1933 and in accordance with an Indenture dated as of February 15, 1994 (the "Indenture") between the Company and The Fifth Third Bank, as Trustee (the "Trustee"), a series of $175,000,000 aggregate principal amount of senior debt securities with the following terms:

         (1) The title of the series of senior debt securities shall be 9-1/8% Senior Notes due 2004 (the "Senior Notes").

         (2) The aggregate principal amount of Senior Notes which may be authenticated and delivered under the Indenture pursuant to the terms of this Certificate shall be $175,000,000.

         (3)   The Senior Notes shall be issued in registered form only.

         (4)   The Senior Notes shall mature on March 1, 2004.

         (5) Interest in respect of the Senior Notes shall accrue at the rate of 9-1/8% per annum. Interest in respect of the Senior Notes shall accrue from February 15, 1994 and shall be payable on March 1 and September 1 of each year, commencing September 1, 1994. The record dates for interest payable on such interest dates shall be February 15 and August 15, respectively.

         (6) In addition to payment by means provided in the Indenture, principal of and interest on the Senior Notes shall be payable at, and the Senior Notes may be surrendered for registration of transfer or for exchange at, the office or agency of the Company maintained for such purposes, which initially will be Securities Transfer Company, Cincinnati, Ohio. Notices and demands to or upon the Company in respect of the Senior Notes and the Indenture may be addressed to the Company at its principal executive offices, 250 East Fifth Street, Cincinnati, Ohio 45202, Attn: Charles R. Morgan.

         (7) The Senior Notes shall rank pari passu with other existing and future unsecured senior indebtedness of the Company.

         (8) The Senior Notes are not subject to redemption at the option of the Company prior to maturity. The Senior Notes may be subject to repurchase by the Company prior to maturity, upon the occurrence of certain events, at the option of holders, pursuant to Section 1015 of Exhibit B attached to this Certificate.

         (9) The Company shall have no sinking fund or analogous obligations in respect of the Senior Notes.

         (10) Each of the definitions set forth in Exhibit A attached to this Certificate shall apply to the Senior Notes and shall be deemed to be incorporated by reference into and made a part of (a) this Certificate and (b) with respect to the Senior Notes, the Indenture.

         (11) Each of the covenants set forth in Exhibit B attached to this Certificate shall apply to the Senior Notes and shall be deemed to be incorporated by reference into and made a part of (a) this Certificate and (b) with respect to the Senior Notes, the Indenture.

         (12) The Senior Notes shall be in the form approved by any officer of this Company, such approval to be conclusively evidenced by the execution thereof by manual or facsimile signature.

         All capitalized terms used but not defined in this Certificate, including Exhibits A and B to this Certificate, shall have the meanings set forth in the Indenture.



                                      /s/ William A. Tsacalis
                                      -------------------------------------
                                      Name:  William A. Tsacalis
                                      Title:  Vice President and Controller





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
                                   EXHIBIT A
                                  Definitions

               "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets of such Person.

               "Adjusted Consolidated Assets" on any date means the amount of
         (i) all assets of the Company and its Subsidiaries on a consolidated basis less (ii) all Indebtedness of Subsidiaries on a consolidated basis, in each case as determined as of the last day of the immediately preceding fiscal quarter in accordance with GAAP.

               "Calculation Date" has the meaning specified in the definition "Change of Control Triggering Event."

               "Change of Control Triggering Event" means an event or series of events by which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Lindner Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of all Voting Shares of the Company then outstanding, provided that the Permitted Lindner Holders "beneficially own" (as so defined) a lesser percentage of the Voting Shares than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which or as a result of which the outstanding Voting Shares of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and a wholly-owned Subsidiary of the Company; (iii) the Company or any Subsidiary purchases or otherwise acquires, directly or indirectly, beneficial ownership of 30% or more of the Company's Capital Stock within any 12-month period; (iv) on any date, the individuals who at the beginning of the two-year period immediately preceding such date constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (v) on any day (a "Calculation Date") the Company makes any distribution or distributions of cash, property or securities (other than regular quarterly dividends, Common Stock, preferred stock which is substantially equivalent to Common Stock or rights to acquire such stock) to holders of Capital Stock of the Company or purchases or otherwise acquires Capital Stock (other than upon the conversion of a security convertible into Capital Stock) of the Company and the sum of the Fair Market Value of such distribution or purchase, plus the Fair Market Value of all other such distributions and purchases which have occurred during the preceding twelve-month period, exceeds 30% of the Fair Market Value of the Company's outstanding Common Stock. This percentage is calculated on each Calculation Date by determining the percentage of the Fair Market Value of the Company's outstanding Common Stock as of such Calculation Date which is represented by the Fair Market Value of the distributions and purchases which have occurred on such date and adding to that percentage all of the percentages which have been similarly calculated on the dates of all such distributions and purchases during the preceding twelve-month period.

               "Consolidated Interest Expense" means for any period the sum of (i) the aggregate of the interest expense on Indebtedness of the Company and its Subsidiaries for such period, on a consolidated basis, plus (ii), without duplication, that portion of capital lease rentals of the Company and its Subsidiaries representative of the interest factor for such period, in each case as determined in accordance with GAAP.

               "Consolidated Net Income" means for any period the net income or loss of the Company and its Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP adjusted by excluding the after-tax effect of (i) net gains or losses in respect of dispositions of assets other than in the ordinary course of business, (ii) any gains or losses from currency exchange transactions not in the ordinary course of business consistent with past practice,
         (iii) the net income of any Subsidiary to the extent that dividends or distributions by such Subsidiary in the amount of such net income are restricted or prohibited, and (iv) any gains or losses attributable to write-ups or write-downs of assets or liabilities other than in the ordinary course of business.

               "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Subsidiaries, as determined in accordance with GAAP.

               "Consolidated Tax Expense" of the Company means for any period the aggregate of the federal, state, local and foreign income tax expense of the Company and its consolidated Subsidiaries for such period determined in accordance with GAAP.

               "Disqualified Stock" has the meaning specified in the covenant entitled "Section 1013. Limitation on Restricted Payments."

               "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

               "Fixed Charge Coverage Ratio" means for any period the ratio of (i) the sum of Consolidated Net Income, Consolidated Interest Expense and Consolidated Tax Expense, plus all depreciation, and without duplication, all amortization, in each case, for such period, of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, to (ii) Consolidated Interest Expense for such period; provided, however, that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

               "GAAP" or "generally accepted accounting principles" means generally accepted accounting principles as in effect and as implemented by the Company on the date of the Indenture.

               "Intercompany Debt Obligations" means any Indebtedness of the Company or any Subsidiary of the Company which, in the case of the Company, is owing to any Subsidiary and which, in the case of any Subsidiary, is owing to the Company or any other Subsidiary of the Company.

               "Permitted Indebtedness" means (i) Indebtedness of the Company or any Subsidiary outstanding on the date of the

         Indenture; (ii) the Senior Notes; (iii) Indebtedness of the Company not in excess of $250 million in principal amount outstanding at any time under revolving credit or similar bank facilities and any refinancings, replacements, renewals, extensions, substitutions, refundings, deferrals, restructurings, amendments, supplements or modifications of such Indebtedness; provided, however, that the proceeds of such Indebtedness referred to in this clause (iii) shall be invested in, or used in connection with, food-related businesses (other than the fresh or processed meat business); (iv) Indebtedness of a Subsidiary (including Acquired Indebtedness), which is non-recourse to the Company, the proceeds of which are or have been used for working capital purposes or for capital expenditures in food-related businesses (other than the fresh or processed meat business); (v) Indebtedness of (A) a Subsidiary borrowed from a lender located in any country producing tropical fruit and denominated in or measured by the currency of such country other than U.S. dollars, which Indebtedness is incurred for hedging purposes in the ordinary course of business consistent with past practice or (B) the Company or any other Subsidiary (in either case, other than for borrowed money) incurred in connection with Indebtedness of a Subsidiary referred to in clause (A) above which is (y) a guarantee of such Subsidiary Indebtedness, or (z) a reimbursement obligation relating to a letter of credit supporting such Subsidiary Indebtedness; (vi) Intercompany Debt Obligations; provided, however, that the obligations of the Company with respect to such Indebtedness shall be evidenced by an intercompany note and shall be subordinated in right of payment from and after such time as all Senior Notes issued and outstanding shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Senior Notes; and (vii) additional Indebtedness of the Company (including Acquired Indebtedness) the aggregate principal amount of which outstanding at any time does not exceed 5% of Adjusted Consolidated Assets.

               "Permitted Liens" means (i) Liens existing on the date of the Indenture on assets of the Company or any Subsidiary; (ii) Liens on assets acquired after the date of the Indenture or Liens to secure the purchase price of assets to be acquired; (iii) Liens on properties of any Subsidiary securing Indebtedness the proceeds of which are or have been used for working capital or capital expenditures relating to food-related businesses (other than the fresh or processed meat business); (iv) Liens securing Indebtedness of (A) any Subsidiary borrowed from a lender located in any country producing tropical fruit and denominated in or measured by the currency of such country other than U.S. dollars, which Indebtedness is incurred for hedging purposes in the ordinary course of business consistent with past practice and (B) the Company or any other Subsidiary, to the extent permitted under clause (v)(B) of Permitted Indebtedness; (v) Liens of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets of such Person; (vi) Liens on working capital assets; (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of the foregoing; (viii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not overdue for a period of more than 90 days or being contested in good faith by appropriate proceedings; (ix) judgment Liens and other similar Liens arising in the ordinary course of business; provided, however, that the execution or other enforcement thereof is being effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (x) Liens securing Intercompany Debt Obligations; (xi) Liens for taxes not yet due or payable under law or being contested in good faith; (xii) Liens upon property of a foreign Subsidiary to secure Indebtedness of that foreign Subsidiary;
         (xiii) Liens in accordance with customary banking practice to secure Indebtedness in connection with foreign trade; (xiv) easements, rights-of-way, restrictions and other similar encumbrances to the extent incurred in the ordinary course of business; (xv) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; and (xvi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, interest rate, foreign exchange and commodity hedging transactions and other obligations of a like nature incurred in the ordinary course of business.

               "Permitted Lindner Holders" means, collectively, Carl H. Lindner, Robert D. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner, the respective estates, spouses, heirs, ancestors, lineal descendants, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof, or any entity of which any of the foregoing, individually or collectively, beneficially own more than 50% of the Voting Shares.

               "Refinancing" has the meaning specified in the definition "Refinancing Indebtedness."

               "Refinancing Indebtedness" means any renewals, extensions, substitutions, refundings, refinancings, replacements, deferrals, restructurings, amendments, supplements or modifications of any Indebtedness (each, a "Refinancing") of the Company or any of its Subsidiaries outstanding on the date of the Indenture or other Indebtedness permitted to be incurred by the Company or any of its Subsidiaries pursuant to the terms of the Indenture (other than Indebtedness referred to in clauses (iii), (iv), (v), (vi) or (vii) of the definition of Permitted Indebtedness), but only to the extent that
         (i) the aggregate amount of Indebtedness represented thereby is not increased by such Refinancing, (ii) the Indebtedness incurred in such Refinancing is not incurred by a Subsidiary if the Company initially incurred the Indebtedness being renewed, extended, substituted, refunded, refinanced, replaced, deferred, restructured, amended, supplemented or modified and (iii) the Indebtedness incurred in such Refinancing is not incurred by the Company if a Subsidiary initially incurred the Indebtedness being renewed, extended, substituted, refunded, refinanced, replaced, deferred, restructured, amended, supplemented or modified, and such Indebtedness was non-recourse to the Company.

               "Related Person" means (i) any Affiliate of the Company, (ii) any Person who directly or indirectly holds 10% or more of any class of Capital Stock of the Company, (iii) with respect to any such natural Person, any other Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company.

               "Restricted Payments" has the meaning specified in the covenant entitled "Section 1013. Limitation on Restricted Payments."

               "Senior Notes" means the Company's 9-1/8% Senior Notes due 2004 issued under the Indenture.

               "Subordinated Indebtedness" means the Company's 9-1/8% Subordinated Debentures due February 1, 1998, 7% Convertible Subordinated Debentures due March 28, 2001, 11-1/2% Subordinated Notes due June 1, 2001, 11-7/8% Subordinated Debentures due May 1, 2003, 10-1/2% Subordinated Debentures due August 1, 2004 and 10-1/4% Subordinated Debentures due August 1, 2005 which are outstanding on the date of this Indenture.

               "Voting Shares" means stock of the class or classes having general voting power under ordinary circumstances to elect the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                                   EXHIBIT B
                                   Covenants


SECTION 1009.     Company May Consolidate, Etc., Only on Certain Terms.

         The Company shall not consolidate with or merge into any other corporation or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person unless the conditions set forth in Section 801 of the Indenture are satisfied and:

             (a) immediately after giving affect to such transaction (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (in the case of clause (i) of Section 801 (1) of the Indenture) or such Person (in the case of clause (ii) thereof) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness or Refinancing Indebtedness) pursuant to Section 1012 hereof;

             (b)  immediately after giving effect to such transaction
         (and treating any Indebtedness not previously an obligation of the Company or a Subsidiary which becomes the obligation of the Company or any of its Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (in the case of clause (i) of Section 801 (1) of the Indenture) or such Person (in the case of clause (ii) thereof) shall have a Consolidated Net Worth equal to or greater than the lesser of
         (A) the Consolidated Net Worth of the Company immediately prior to such transaction or (B) 80% of the Consolidated Net Worth of the Company immediately prior to such transaction provided that the amount of this clause (B) shall not be less than $500 million; and

              (c) immediately after giving effect to any such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Company (in the case of clause (i) of Section 801 (1) of the Indenture) or of such Person (in the case of clause (ii) thereof) shall be at least 2.0 to 1; provided, however, that if the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction is within the range set forth in column (A) below, then the Fixed Charge Coverage Ratio of the Company (in the case of clause (i) of Section 801 (1) of the Indenture) or of such Person (in the case of clause
         (ii) thereof) shall be at least equal to the lesser of (x) the ratio ratio determined by multiplying the percentage set forth in column (B) below by the Fixed Charge Coverage Ratio of the Company or (y) the ratio set forth in column (C) below:

                 A                                           B                     C
                 -                                           -                     -
         2.2222:1 to 2.9999:1 . . . . . . . . . . . . . .    90%                 2.4:1
         3.00:1 to 3.9999:1 . . . . . . . . . . . . . . .    80%                 2.8:1
         4.00:1 or greater  . . . . . . . . . . . . . . .    70%                 3.0:1

         and provided, further, that if immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Company (in the case of clause (i) of Section 801(1) of the Indenture) or such Person (in the case of clause (ii) thereof), as the case may be, is 3.0 to 1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this Section 1009(c).

SECTION 1010.  Limitations on Liens.

          (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred, any Lien upon any of their respective assets, without making effective provision whereby all the Senior Notes shall be directly secured equally and ratably with the Indebtedness or other obligations secured by such Lien, so long as any such Indebtedness or other obligations shall be so secured, except for (i) Permitted Liens and (ii) Liens securing an aggregate amount of Indebtedness, which together with the aggregate value of Sale and Leaseback Transactions permitted by the provisions of Subsection (b) of Section 1011 hereof (other than such transactions in which debt has been retired in accordance with the provisions of Subsection (b) of Section 1011 hereof), does not at the time exceed 5% of Adjusted Consolidated Assets.

          (b) The Certificate of a Firm of Independent Public Accountants shall be conclusive evidence as to the amount, at the date specified in such Certificate, of Adjusted Consolidated Assets.

SECTION 1011.  Sale and Leaseback Transactions.

          (a) The Company will not sell or transfer, in any transaction or series of related transactions, any assets with an aggregate fair market value of $10 million or more relating to the sourcing, processing, transportation, shipping or distribution of the Company's fresh food products, including ships, land, facilities, equipment and related infrastructure, to any Person (other than a Subsidiary) with the intention of taking back a lease of such assets (any transaction or series of transactions subject to the provisions of this Section 1011 being herein referred to as a "Sale and Leaseback Transaction"), except a Sale and Leaseback Transaction for a period of less than three years with the intent that the use by the Company will be discontinued on or before the expiration of such period.

          (b) The Company may enter into a Sale and Leaseback Transaction which would otherwise be prohibited by Subsection (a) of this Section 1011, provided, that (i) the Company shall apply an amount equal to the value of the assets so leased (a) to build or purchase capital assets used in the Company's business or (b) to retire long-term indebtedness for money borrowed (including Senior Notes) of the Company or (ii) the value thereof plus the aggregate Indebtedness permitted to be secured under the provisions of clause (ii) of Subsection (a) of Section 1010 does not at the time exceed 5% of Adjusted Consolidated Assets.

          (c)  The term "value" shall, for the purpose of this Section 1011 and
Section 1010(a) hereof, mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the property leased pursuant to such Sale and Leaseback Transaction or (ii) the fair value of such property at the time of entering into such Sale and Leaseback Transaction, as determined by the Board of Directors, in each such case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

          (d) The Certificate of a Firm of Independent Public Accountants shall be conclusive evidence as to the amount, at the date specified in such Certificate, of Adjusted Consolidated Assets.

SECTION 1012.  Limitation on Indebtedness.

          (a) The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, or guarantee the payment of, any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness or Refinancing Indebtedness, unless, at the time of such event and after giving effect thereto on a pro forma basis, the Company's Fixed Charge Coverage Ratio for the last four full fiscal quarters immediately preceding such event, taken as one period,is not less than 2.0 to 1. For the purposes of determining any particular amount of Indebtedness, there shall not be included the amount of any guarantees of (or obligations with respect to letters of credit supporting, or joint or joint and several obligations in respect of) Indebtedness, the amount of which is otherwise included.

          (b)  For purposes of determining compliance with this Section 1012,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the clauses of the definition of Permitted Indebtedness or Refinancing Indebtedness, the Company, in its sole discretion, shall classify such item of Indebtedness and shall be required to include the amount and type of such Indebtedness in only one of such clauses and (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

SECTION 1013.  Limitation on Restricted Payments.

          (a) The Company shall not, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or retire for value, or permit any of its Subsidiaries, directly or indirectly, to so purchase, redeem or retire for value, any Capital Stock of the Company, other than through the issuance solely of the Company's own Capital Stock or rights thereto, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Indebtedness of the Company (excluding Indebtedness of Subsidiaries) which is expressly subordinate in right of payment to the Senior Notes or permit any of its Subsidiaries, directly or indirectly, to do so or (iii) make any loan to, incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make advancement to, or other investment in, or permit any of its Subsidiaries to make any loan, incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make advancement to, or other investment in, any Related Person of the Company (other than a Subsidiary of the Company) except for any transaction with an officer or director of the Company entered into in the ordinary course of business of the Company (including compensation or employee benefit arrangements with any officer or director of the Company) (such payments or any other actions described in (i), (ii) and (iii), collectively, "Restricted Payments") provided, that the term "Restricted Payment" shall not include the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value, prior to scheduled principal payment or maturity, of (A) any of the Company's Subordinated Indebtedness existing at the date of the Indenture as long as such acquisition or retirement is not made with the proceeds of Indebtedness which has a maturity date earlier than the existing Subordinated Indebtedness being acquired or retired or (B) Indebtedness of the Company which is incurred after the date of the Indenture and expressly subordinated in right of payment to the Senior Notes, if such acquisition or retirement is made with the proceeds of Indebtedness which is subordinate in right of payment to the Senior Notes and has a maturity date no earlier than that of the latest maturity date of any Outstanding Senior Notes.

          (b) The Company may make a Restricted Payment which would otherwise be prohibited by Subsection (a) of this Section 1013, provided, that
(1) at the time of and after giving effect to the proposed Restricted Payment no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred or be continuing, and (2) at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), the aggregate amount of all Restricted Payments declared or made after December 31, 1993 shall not exceed the sum of (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 1994 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) plus (B) the aggregate proceeds received by the Company as capital contributions to the Company after December 31, 1993, or from the issuance and sale (other than to a Subsidiary) after December 31, 1993 of Capital Stock (excluding the issuance or sale of preferred stock that is mandatorily redeemable, or redeemable at the option of the holder of such preferred stock, in either case, prior to the Stated Maturity of the Senior Notes (collectively, the "Disqualified Stock")) and any Indebtedness or other securities of the Company convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted or exercised, as the case may be, plus (C) $65 million; provided, however, that the foregoing provisions of this Subsection and Subsection (a) will not prevent the payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by such provisions.

          (c) Notwithstanding any provision of Subsection (a) or (b) of this Section, securities, property or other assets of any existing or future business of the Company engaged in the processing or marketing of fresh or processed meat, poultry or seafood products shall be valued at their net book value as determined in accordance with GAAP, and up to $100 million in net book value (as so determined) of any dividend or distribution of such securities, property or other assets to holders of Capital Stock of the Company shall be permitted without regard to the provisions of, and shall also be excluded from any calculation pursuant to, Subsections (a) and (b) of this Section.

SECTION 1014.  Transactions with Related Persons.

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person (other than a Subsidiary of the Company) unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated third party and (ii)(A) with respect to a transaction or series of related transactions involving aggregate payments in excess of $10 million but less than $20 million, the Company delivers an Officer's Certificate to the Trustee certifying that such transaction complies with clause (i) above and (B) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $20 million, such transaction or series of transactions is approved by a majority of the Board of Directors of the Company including the approval of at least two disinterested directors; provided that in the event that the Company has only one disinterested director a transaction or series of related transactions involving aggregate payments equal to or exceeding $20 million shall be approved by a majority of the Board of Directors of the Company including the approval of
the disinterested director.   Notwithstanding the foregoing, the restrictions
set forth in the preceding sentence shall not apply to (y) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company) and (z) any transaction entered into in the ordinary course of business with a Subsidiary of the Company.

SECTION 1015.  Purchase of Senior Notes upon Change of
                 Control.

          (a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Senior Notes shall have the right to require that the Company repurchase such Holder's Senior Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Purchase Price") in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in Subsections (b) and (c) of this Section.

          (b) Within fifteen days following any Change of Control Triggering Event, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each Holder of the

Senior Notes, at his address appearing in the Debt Security Register, a notice stating:

                 (1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase such Holder's Senior Notes at the Purchase Price;

                 (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including but not limited to, where applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event);

                 (3) information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision, which at a minimum will include (i) the most recently filed Annual Report on Form 10- K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report (or in the event the Company is not required to prepare any of the foregoing Forms, the comparable information required pursuant to
         Section 704 of the Indenture), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such Reports, and (iii) if material, appropriate pro forma financial information;

                 (4) a purchase date (the "Purchase Date") which shall be 90 days from the date such notice is mailed or if not a Business Day, the next following Business Day;

                 (5)  the Purchase Price;

                 (6) the place at which Senior Notes are to be presented and surrendered; and

                 (7) that interest accrued to the Purchase Date will be paid as specified in such notice and that, unless the Company shall default in payment of the Purchase Price, after said Purchase Date interest thereon will cease to accrue with respect to any Senior Notes presented and surrendered for purchase.

                 (c) Holders of Senior Notes electing to have such Senior Notes purchased will be required to surrender such Senior Notes to the Company at the address specified in the notice by the close of business on the fifteenth day prior to the Purchase Date. Any such surrender of Senior Notes for purchase by the

Company shall be irrevocable. No such Senior Notes shall be deemed to have been presented and surrendered until such Senior Notes are actually received by the Company or its designated agent. Holders of Senior Notes whose Senior Notes are purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

          (d) Notwithstanding anything to the contrary herein or in the Debt Securities of any series, the Company shall not be obligated to give notice to Holders of Debt Securities of any series or to purchase Debt Securities with respect to more than one Change of Control Triggering Event.

SECTION 1016.  Defeasance of Certain Obligations.

          The Company may omit to comply with any term, provision or condition set forth in Section 801 of the Indenture and in Sections 1009, 1010, 1011, 1012, 1013, 1014 and 1015 hereof and any such omission with respect to such Sections shall not be an Event of Default, in each case, with respect to the Senior Notes, provided, however, that the following conditions have been satisfied:

          (1) with respect to all Outstanding Senior Notes not theretofore delivered to the Trustee for cancellation, the Company shall have deposited or caused to be deposited with the Trustee for the Senior Notes as trust funds or obligations in trust an amount of cash, U.S. Government Obligations or a combination of such cash and U.S. Government Obligations, in each case in an amount which, together with, as evidenced by a Certificate of a Firm of Independent Public Accountants delivered to such Trustee, the predetermined and certain income to accrue on any U.S. Government Obligations when due (without the consideration of any reinvestment thereof) is sufficient to pay and discharge when due the entire indebtedness on all such Outstanding Senior Notes of such series for unpaid principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be;

          (2) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

          (3) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Senior Notes shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(6) or Section 501(7)
    of the Indenture or event which with the giving of notice or lapse of time, or both, would become an Event of Default under Section 501(6) or Section 501(7) of the Indenture shall have occurred and be continuing on the 91st day after such date; and

          (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated in this Section have been complied with.

All the obligations of the Company under the Indenture with respect to the Senior Notes, other than with respect to Section 801 of the Indenture and Sections 1009 through 1015 hereof, shall remain in full force and effect. Anything in this Section 1016 to the contrary notwithstanding, the Trustee for the Senior Notes shall deliver or pay to the Company, from time to time upon Company Request, any money or U.S. Government Obligations held by it as provided in this Section 1016 which, as expressed in a Certificate of a Firm of Independent Public Accountants delivered to such Trustee, are in excess of the amount thereof which would then have been required to be deposited for the purpose for which such money or U.S. Government Obligations were deposited or received, provided such delivery can be made without liquidating any U.S. Government Obligations.